EXHIBIT 99.08

Pazoo Partner, MA and Associates, LLC Hires Industry Sales Vet Michael A. Tulimero to Head Up MA's Newly Created Marketing and Sales Division

WHIPPANY, N.J., April 13, 2015 (GLOBE NEWSWIRE) -- Pazoo, Inc. (OTC Pinks:PZOO) (German WKN#: A1J3DK), a 40% owner of MA and Associates, LLC (MA), is proud to announce the creation of the MA Marketing and Sales Division. This new division will be headed up by newly hired top tier sales representative Michael A. Tulimero. Mr. Tulimero is a highly regarded, experienced sales executive in the Cannabis industry, formerly heading up sales for Steep Hill in the Southern California territory. Additionally, his Steep Hill experience extended to representing this company at the High Times Cannabis Cup conferences held in Los Angeles and Amsterdam.

Since the State of Nevada hasn't released the proper percentages of pesticides that are used for growth, the first marijuana product is not expected to be delivered for testing until some time in late June, 2015. Despite this delay, MA is moving forward with building the best sales and customer team in Nevada. Mr. Tulimero's hire represents MA's commitment to hiring a sales team with deep experience and knowledge in the Cannabis industry. This increase sales staffing along with the contractual and oral commitments to test product from substantial number of several growers gives MA a sales leadership position pushing up its market share when the industry's first product is delivered for testing.

This sales leadership supports MA's commitment to excellence, since MA has a distinct competitive advantage as it received by far the highest State of Nevada rating of any testing lab applicant.

With the delay in product delivery and State regulatory guidance, MA will delay their soft opening of 4/20 as it makes more economic and management sense to focus on a planned full opening which avoids extra time and cost for a ceremonial opening. This will allow MA to be game ready and ahead of the market. With the key addition of Mr. Tulimero, even with the delay in growing from the growers, it will still move forward to help capture as much as the market as possible ahead of time.

About Pazoo, Inc.:

Pazoo, Inc., is a company focused on health, wellness and safety. Our focus is to provide best-in-class laboratory testing of cannabis and cannabinoids to protect consumers from impurities, contaminants and other irregularities. Through our wholly owned subsidiary, Harris Lee, and our partnership with MA & Associates, Pazoo provides industry leading laboratory testing of cannabis. Pazoo's license agreement with Steep Hill Labs Inc. allows us to use their best-in-market testing protocols on a right of first refusal basis as we expand throughout the USA. Pazoo is licensed to test cannabis in Nevada and Oregon, with a focus on expansion into other states. Additionally, Pazoo delivers a comprehensive array of health and wellness information on its website www.pazoo.com, and features industry experts from both the health and wellness arena and the pet industry.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

CONTACT: For Investor Relations:
         Taylor Capitol, LLC
         Phone: 973-351-3868
         Email: INVESTOR@PAZOO.COM